Exhibit 99

March 23, 2005

HELMERICH & PAYNE ANNOUNCES CONTRACT WITH WILLIAMS FOR 10 NEW RIGS

     Helmerich & Payne, Inc. (NYSE: HP) announced today that it will operate 10 new FlexRig4s® for Williams Production RMT Company, a wholly-owned subsidiary of The Williams Companies, Inc. (NYSE: WMB). Each rig will operate under a term contract for a minimum of three years for a stated dayrate plus contingent incentive payments. Total revenues from the contract are expected to exceed $200 million. Williams will use the new rigs to help develop their acreage in the Piceance Basin located in western Colorado. (See Williams’ announcement also released today.)

     The FlexRig4 is an adaptation of H&P’s highly successful FlexRig3, and is designed for shallower depth ranges of 6,000 to 12,000 feet and will allow drilling of multiple wells from a single pad which will facilitate an environmentally friendly and efficient drilling operation. Construction of the first rig is scheduled to be completed in November 2005. The remaining nine rigs are scheduled to be completed at the rate of one every 30 days thereafter. Rig construction costs are estimated to be approximately 15% less than the FlexRig3.

     Company President and CEO Hans Helmerich commented, “We appreciate Williams’ long-term commitment to a new generation rig design that promises superior drilling efficiency, worker safety, and increased environmental sensitivity. Not only is this the largest new construction and rig services project for a single customer in the Company’s 85-year history, but also a further validation of the Company’s effort and investment in the FlexRig design and the distinctive performance of our people in delivering best-in-class field operations and safety. The FlexRig4 will enable Williams to achieve substantial savings and realize significant acceleration of its natural gas production in the Piceance Basin. These economic benefits to our customer provided us the opportunity to secure long-term contracts at dayrates and incentive provisions that capture very attractive returns for our shareholders.”

     Helmerich & Payne, Inc. is a contract drilling company that owns 91 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, 26 rigs located in South American, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs.

     The information disclosed herein includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by H&P, in its Form 10-K filed with the Securities and Exchange Commission on December 13, 2004. As a result of these factors, H&P’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact: Doug Fears
(918) 588-5208

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